Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-109876, 333-111512 and  333-119750 ) and on Form S-3 (No. 333-128377) of World Heart Corporation of our report dated March 3, 2006 relating to the financial statements which appear in this Annual Report on Form 10-KSB.

/s/ PRICEWATERHOUSECOOPERS LLP
Ottawa, Canada
March 27, 2006